Exhibit 4.1

BROOKFIELD INFRASTRUCTURE FINANCE ULC, as Issuer

AND EACH OF

BROOKFIELD INFRASTRUCTURE PARTNERS L.P.

AND

BROOKFIELD INFRASTRUCTURE L.P.

AND

BIP BERMUDA HOLDINGS I LIMITED

AND

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.

AND

BROOKFIELD INFRASTRUCTURE LLC

AND

BIPC HOLDINGS INC., as Guarantors

AND

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

AND

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

Fourth Supplemental

Indenture

Dated as of May 16, 2025

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of May 16, 2025 between Brookfield Infrastructure Finance ULC (the “Issuer”), an unlimited liability company organized under the laws of Alberta, Canada, Brookfield Infrastructure Partners L.P. (the “Partnership”), an exempted limited partnership organized under the laws of the Islands of Bermuda, Brookfield Infrastructure L.P., an exempted limited partnership formed under the laws of Bermuda, BIP Bermuda Holdings I Limited, a Bermuda exempted company, Brookfield Infrastructure Holdings (Canada) Inc. (“Can Holdco”), a corporation continued under the laws of British Columbia, Brookfield Infrastructure LLC, a Delaware limited liability company (“BI LLC”), and BIPC Holdings Inc., a corporation organized under the laws of Ontario, Canada (collectively, the “Guarantors”), Computershare Trust Company, N.A., a national association formed under the laws of the State of Delaware, as U.S. trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, a trust company organized under the laws of Canada, as Canadian trustee (the “Canadian Trustee”, and together with the U.S. Trustee, the “Trustees”), to the Indenture, dated as of May 24, 2021, by and among the Issuer, the Partnership and the other guarantors party thereto and the Trustees (the “Original Indenture”, the Original Indenture, as amended and supplemented hereby, being referred to herein as the “Indenture”).

WITNESSETH

WHEREAS, the Issuer has duly authorized, as a separate series of Securities under the Indenture, its 5.598% Fixed-to-Fixed Reset Rate Subordinated Notes due September 1, 2055 (the “Notes”) and each of the Guarantors has consented to and approved the issuance of the Notes;

WHEREAS, the Issuer and the Guarantors have duly authorized the execution and delivery of this Fourth Supplemental Indenture to establish the Notes as a separate series of Securities under the Original Indenture and to provide for, among other things, the issuance by the Issuer of and the form and terms of the Notes and additional covenants for purposes of the Notes and the Holders thereof;

WHEREAS, the Issuer and the Guarantors understand and agree that Brookfield Infrastructure US Holdings I Corporation, a guarantor under the Original Indenture, will not be a Guarantor in respect of the Notes, and BI LLC, which was not party to the Original Indenture, will be a Guarantor in respect of the Notes, and further, none of the Issuer or the Guarantors (other than BI LLC) are in default under the Original Indenture;

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement according to its terms have been done; and

WHEREAS, the foregoing recitals are made as statements of fact by the Issuer and the Guarantors and not by the Trustees;

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1	Definitions.

For all purposes of this Fourth Supplemental Indenture and the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

“2055 Notes” means the series of 6.750% Fixed-to-Fixed Reset Rate Subordinated Notes due 2055 issued by the Issuer.

“2081 Notes” means the series of 5.000% Subordinated Notes due 2081 issued by the Issuer.

“2084 Notes” means the series of 7.250% Subordinated Notes due 2084 issued by the Issuer.

“Additional Amounts” has the meaning specified in Section 2.13 of this Fourth Supplemental Indenture.

“Administrative Action” means any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including without limitation any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment).

“Automatic Exchange” has the meaning specified in Section 2.8 of this Fourth Supplemental Indenture.

“Automatic Exchange Event” means an event giving rise to an Automatic Exchange, being the occurrence of any one of the following: (i) the making by the Issuer of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada); (ii) any proceeding instituted by the Issuer and/or the Partnership seeking to adjudicate them as bankrupt (including any voluntary assignment in bankruptcy) or insolvent or, where the Issuer and/or the Partnership are insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, compromise, adjustment, protection, relief or composition of their debts under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable), or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer and/or the Partnership or in respect of all or any substantial part of their property and assets in circumstances where the Issuer and/or the Partnership are adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent; (iii) a receiver, interim receiver, trustee or other similar official is appointed over the Issuer and/or the Partnership or for all or substantially all of their property and assets by a court of competent jurisdiction in circumstances where the Issuer and/or the Partnership are adjudged as bankrupt (including any voluntary assignment in bankruptcy) or insolvent under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable); or (iv) any proceeding is instituted against the Issuer and/or the Partnership seeking to adjudicate them as bankrupt (including any voluntary assignment in bankruptcy) or insolvent, or where the Issuer and/or the Partnership are insolvent, seeking liquidation, winding up, dissolution, reorganization, arrangement, compromise, adjustment, protection, relief or composition of their debts under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable), or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the Issuer and/or the Partnership or in respect of all or a substantial part of their property and assets in circumstances where the Issuer and/or the Partnership are adjudged as bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada or Bermuda (as applicable), and in any such case, such proceeding has not been stayed or dismissed within 60 days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Issuer and/or the Partnership or the appointment of a receiver, interim receiver, trustee, or other similar official for them or for all or substantially all of their property and assets).

“Automatic Exchange Event Notice” has the meaning specified in Section 2.8.2 of this Fourth Supplemental Indenture.

“BI LLC” has the meaning ascribed to it in the recitals.

“Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>” on the Bloomberg Financial L.P. service (or such other page as may replace the GCAN5YR page on that service for purposes of displaying Government of Canada bond yields).

“Business Day” means a day other than (i) a Saturday or Sunday, or (ii) a day on which banks in the Province of Alberta or the Province of Ontario are authorized or obligated by law or executive order to remain closed.

“C$” means lawful money of Canada.

“Calculation Agent” means the Issuer, an affiliate of the Issuer selected by the Issuer, or any other firm appointed by the Issuer, in each case, in the Issuer’s sole discretion, acting a calculation agent in respect of the Notes.

“Can Holdco” has the meaning ascribed to it in the recitals.

“CDS” means CDS Clearing And Depository Services Inc.

“Clearing Agency” has the meaning specified in Section 2.8.3 of this Fourth Supplemental Indenture.

“Deferral Period” has the meaning specified in Section 2.9 of this Fourth Supplemental Indenture.

“Distribution Restricted Securities” means the partnership units of the Partnership and all equity issued by the Issuer.

“Exchange Notice” has the meaning specified in Section 2.8.2 of this Fourth Supplemental Indenture.

“Exchange Preferred Units” shall mean Class A Preferred Limited Partnership Units of the Partnership, being Class A Limited Partnership Units, Series 18, issued pursuant to that certain Eighth Amendment to the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of the date hereof.

“Exchange Time” has the meaning specified in Section 2.8.1 of this Fourth Supplemental Indenture.

“FATCA” has the meaning specified in Section 2.13 of this Fourth Supplemental Indenture.

“First Reset Date” means September 1, 2030.

“Five Year Government of Canada Yield” means, as at any Interest Reset Determination Date for an Interest Reset Period, the bid yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and which appears on the Bloomberg Screen GCAN5YR Page on such date; provided that, if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, “Five Year Government of Canada Yield” means the average of the yields determined by two registered Canadian investment dealers (each of which is a member of the Canadian Investment Regulatory Organization), selected by the Issuer, as being the yield to maturity (assuming semi-annual compounding) on such date at or about 10:00 a.m. (Toronto time) which a Canadian dollar denominated non-callable Government of Canada bond would carry if issued in Canadian dollars at 100% of its principal amount on such date with a term to maturity of five years.

“Guarantee Obligations” means the subordinate guarantee obligations of the Guarantors pursuant to Article 5 of the Original Indenture but solely in respect of the Notes.

“Guarantor Senior Indebtedness” means, in respect of any Guarantor, all principal, interest, premium, fees and other amounts owing on, under or in respect of:

(a)	all indebtedness, liabilities and obligations of such Guarantor, whether outstanding on the Original Issue Date or thereafter created, incurred, assumed or guaranteed (including any such indebtedness, liabilities or obligations that are guaranteed by each Guarantor (as applicable)); and

(b)	all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations;

except that Guarantor Senior Indebtedness shall not include (i) the obligations of such Guarantor in respect of its guarantee of the Notes, the 2055 Notes, the 2084 Notes, the 2081 Notes and the Perpetual Notes, (ii) the liabilities and obligations of such Guarantor in respect of any equity (including any preferred equity) that has been issued by the Issuer or any Guarantor, and (iii) all indebtedness, liabilities and obligations of such Guarantor that, pursuant to the terms of an instrument creating or evidencing such indebtedness, liabilities or obligations, are stated to rank pari passu with or subordinate in right of payment to its guarantee of the Notes.

“Ineligible Person” means any Person whose address is in, or whom the Partnership or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada to the extent that: (i) the issuance or delivery by the Partnership to such Person, upon an Automatic Exchange for Exchange Preferred Units, would require the Partnership to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of Exchange Preferred Units upon an Automatic Exchange.

“Interest Payment Date” means March 1 and September 1 of each year.

“Interest Reset Date” means the First Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Determination Date” means, in respect of any Interest Reset Period, the day falling two Business Days prior to the applicable Interest Reset Date.

“Interest Reset Period” means the period from and including the First Reset Date to, but excluding, the next succeeding Interest Reset Date, the Maturity Date, or Redemption Date, as the case may be, and thereafter each period from and including each Interest Reset Date to, but not including, the next succeeding Interest Reset Date, the Maturity Date, or Redemption Date, as the case may be.

“Issuer Senior Indebtedness” means all principal, interest, premium, fees and other amounts owing on, under or in respect of:

(a)	all indebtedness, liabilities and obligations of the Issuer, whether outstanding on the Original Issue Date or thereafter created, incurred, assumed or guaranteed; and

(b)	all renewals, extensions, restructurings, refinancings and refundings of any such indebtedness, liabilities or obligations;

except that Issuer Senior Indebtedness shall not include (i) the obligations of the Issuer in respect of the Notes, the 2055 Notes, the 2084 Notes, the 2081 Notes and the Issuer’s guarantee obligations in respect of the Perpetual Notes, (ii) all liabilities and obligations of the Issuer in respect of any equity (including any preferred equity) that has been issued by the Issuer or any Guarantor, and (iii) all indebtedness, liabilities and obligations of the Issuer that, pursuant to the terms of the instrument creating or evidencing such indebtedness, liabilities or obligations, are stated to rank pari passu with or subordinate in right of payment to the Notes.

“Maturity Date” means September 1, 2055.

“Notes” has the meaning ascribed to it in the recitals.

“Original Indenture” has the meaning ascribed to such term in the first recital to this Fourth Supplemental Indenture.

“Original Issue Date” means May 16, 2025.

“Parity Indebtedness” means the 2055 Notes, the 2081 Notes, the 2084 Notes, the Issuer and Partnership’s guarantee obligations in respect of the Perpetual Notes and any other class or series of the Partnership’s indebtedness currently outstanding or hereafter created which ranks on a parity with the Partnership’s guarantee of the Notes (prior to any Automatic Exchange) as to distributions upon liquidation, dissolution or winding-up.

“Partnership Preferred Units” means preferred limited partnership units in the Partnership, including the Partnership’s Class A Preferred Limited Partnership Units (which will include the Exchange Preferred Units if issued).

“Perpetual Notes” means the series of 5.125% Perpetual Subordinated Notes issued by BIP Bermuda Holdings I Limited.

“Rating Agency” means any designated rating organization (as defined in National Instrument 44-101 – Short Form Prospectus Distributions) that publishes a rating for the Notes.

“Rating Event” means the occurrence of an event in which any Rating Agency, following the initial rating of the Notes by such Rating Agency, amends, clarifies or changes the criteria, or the application or interpretation of such criteria, it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 2.13 of this Fourth Supplemental Indenture.

“Tax Act” has the meaning specified in Section 2.13 of this Fourth Supplemental Indenture.

“Tax Event” means the Issuer or any Guarantor (as applicable) has received an opinion of counsel of nationally recognized standing experienced in such matters to the effect that, as a result of (1)(i) any amendment or change (including any announced prospective change) to the laws (or any regulations or rulings thereunder) of any Relevant Taxing Jurisdiction or any applicable tax treaty or (ii) any change in the application, administration or interpretation of such laws, regulations, rulings or treaties (including any judicial decision rendered by a court of competent jurisdiction with respect to such laws, regulations, rulings or treaties), or (2) any Administrative Action, in each case of (1) and (2), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, which amendment, change or Administrative Action is effective on or after the Original Issue Date (or if the Relevant Taxing Jurisdiction has changed since the Original Issue Date, the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction) (including, for the avoidance of doubt, any such amendment, change or Administrative Action made on or after the Original Issue Date (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable) that has retroactive effect to a date prior to the Original Issue Date (or the date on which the applicable jurisdiction became a Relevant Taxing Jurisdiction, as applicable)), either: (a) the Issuer or any Guarantor (as applicable) is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes, as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority (excluding as a result of any limitation on the deductibility of interest on the Notes as a result of any EBITDA, tax EBITDA, or other similar earnings or income-based limit on interest deductibility) or (b) the Issuer or any Guarantor (as applicable) has been or will be on the next Interest Payment Date obligated to pay Additional Amounts and neither the Issuer or Guarantor (as applicable) can avoid such obligation by taking commercially reasonable measures to avoid it.

“Taxes” has the meaning specified in Section 2.13 of this Fourth Supplemental Indenture.

All other terms and expressions used herein shall have the same meanings as corresponding expressions defined in the Original Indenture.

1.2	To Be Read with Original Indenture

The Fourth Supplemental Indenture is a supplemental indenture within the meaning of the Original Indenture, and the Original Indenture and this Fourth Supplemental Indenture shall be read together and shall have effect, so far as practicable, as though all the provisions of the Original Indenture and this Fourth Supplemental Indenture were contained in one instrument.

1.3	Amendments to the Original Indenture

The following definition in Article 1.1 of the Original Indenture, as such definition relates to the Notes, is hereby amended to read in its entirety as follows:

“Guarantor” means (i) the Partnership, (ii) BILP, (iii) Bermuda Holdco, (iv) Can Holdco, (v) BI LLC, (vi) BIPC Holdings, and (vii) any other Person that provides a guarantee under Article 5 of this Indenture in respect of one or more series of Securities, as evidenced by one or more indentures supplemental hereto.

The first paragraph in Article 11.4 of the Original Indenture is hereby amended to read in its entirety as follows:

So long as any of the Securities are Outstanding, each of the Issuer and the Partnership shall deliver to the Trustees, within 120 days after the end of each fiscal year of the Issuer and the Partnership, a brief certificate from its principal executive, financial or accounting officer as to his or her knowledge of the compliance of the Issuer and the Guarantors with all conditions and covenants under this Indenture (such compliance to be determined without regard to any period of grace or requirement of notice provided under this Indenture) which certificate shall comply with the requirements of TIA § 314(a)(4).

1.4	Currency

Except where expressly provided, all amounts in this Fourth Supplemental Indenture are stated in Canadian currency.

Article 2
THE NOTES

2.1	Designation

There is hereby authorized to be issued under the Original Indenture a separate series of Securities designated as “5.598% Fixed-to-Fixed Reset Rate Subordinated Notes due September 1, 2055”.

2.2	Limit of Aggregate Principal Amount

The aggregate principal amount of Notes that may be authenticated and delivered pursuant to the Fourth Supplemental Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 3.4, 3.5, 3.6, 10.6 or 12.7 of the Original Indenture and except for any Notes which, pursuant to the last sentence of Section 3.3 of the Original Indenture, are deemed never to have been authenticated and delivered) shall initially be limited to C$250,000,000, of which C$250,000,000 principal amount has been issued hereunder as of the date hereof. The Issuer may from time to time, without the consent of the Holders of the Notes but with the consent of the Guarantors, create and issue further notes having the same terms and conditions in all respects as the Notes being offered hereby except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the Notes, as the case may be, being offered hereby.

2.3	Date of Payment of Principal

The principal of the Notes shall be payable on September 1, 2055.

2.4	Payments; Registration of Transfers

All payments in respect of the Notes shall be made in immediately available funds. The Issuer hereby appoints the Canadian Trustee to act as the initial Paying Agent for the Notes. The “Place of Payment” for the Notes shall be at the address of the Paying Agent, currently located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1.

For such Notes (if any) as are not represented by a Global Security, payments of principal (and premium, if any) and interest on any Notes will be made at the Place of Payment, except that, at the option and expense of the Issuer, payment of interest may be made by (a) cheque mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (b) wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. The registration of transfers and exchanges of Notes will be made at the Corporate Trust Office of the Canadian Trustee currently located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1.

2.5	Interest

(a)	The Notes will be issued in initial denominations of C$1,000 and multiples of C$1,000 in excess thereof and shall bear interest (i) from and including the Original Issue Date to but excluding the First Reset Date at an annual rate of 5.598% and thereafter (ii) from and including each Interest Reset Date with respect to each Interest Reset Period to but excluding the next succeeding Interest Reset Date, the Maturity Date or Redemption Date, as the case may be, at an annual rate equal to the Five Year Government of Canada Yield as of the most recent Interest Reset Determination Date, plus a spread of 2.713%, to be reset on each Interest Reset Date; provided, that the interest rate during any Interest Reset Period will not reset below 5.598% (which equals the interest rate on the Notes on the Original Issue Date), subject to deferral as set forth in Section 2.9.

(b)	Interest in respect of the Notes shall accrue from and including the Original Issue Date or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

(c)	Section 3.10 of the Original Indenture will not apply to the Notes. Interest for an interest period that is longer or shorter than a full semi-annual interest period will be calculated on the basis of the actual number of days elapsed and a 365 or 366 day year, as applicable. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be calculated on the basis of a 365 or 366 day year (as applicable) and the actual number of days in the relevant period.

(d)	The Interest Payment Dates on which interest shall be payable in respect of the Notes shall be March 1 and September 1 in each year, commencing on September 1, 2025.

(e)	The first interest payment on the Notes will be C$16.5639452 per C$1,000 principal amount of Notes representing the period from the Original Issue Date to, but excluding September 1, 2025.

(f)	The Regular Record Dates for interest in respect of the Notes shall be February 15 and August 15 (whether or not a Business Day) in respect of the interest payable semi-annually in arrears on March 1 and September 1, respectively.

(g)	In the event that any Interest Payment Date, Redemption Date, or the Maturity Date falls on a day that is not a Business Day, payment will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

2.6	Calculation of the Interest Rate of the Notes on the Interest Reset Determination Dates

Unless all of the outstanding Notes have been redeemed as of the First Reset Date, the Issuer shall appoint a Calculation Agent with respect to the Notes prior to the Interest Reset Determination Date preceding the First Reset Date. The Issuer or any of its affiliates may assume the duties of the Calculation Agent. The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Interest Reset Determination Date in accordance with Section 2.5. If the Issuer or one of its affiliates is not the Calculation Agent, the Calculation Agent will notify the Issuer of the interest rate for the relevant Interest Reset Period promptly upon such determination. The Issuer will notify the Canadian Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the First Reset Date, in each case, as determined in accordance with Section 2.5, will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the Indenture, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at the Partnership’s principal offices and shall be made available to any holder of the Notes upon request.

2.7	Redemption and Purchase for Cancellation of the Notes

Except as provided in this Section 2.6 of this Fourth Supplemental Indenture, the Notes are not redeemable prior to maturity.

2.7.1        Redemption of Notes at the Option of the Issuer. On giving not more than 60 nor less than 10 days’ notice to the Holders of the Notes redeem the Notes, in whole or in part (i) on any day in the period commencing on and including the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any Interest Payment Date, the Issuer may, at its option, redeem the Notes in whole at any time or in part from time to time without the consent of the Holders, at a Redemption Price equal to 100% of the principal amount thereof, plus an amount equal to all accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but excluding, the Redemption Date.

2.7.2        Early Redemption upon a Tax Event. At any time, after the occurrence of a Tax Event, subject to applicable laws, the Issuer may, at its option, on giving not more than 60 days’ nor less than 10 days’ prior notice to the Holders thereof, redeem the Notes (in whole but not in part) without the consent of the Holders. The Redemption Price shall be equal to 100% of the principal amount thereof and shall be paid together with accrued and unpaid interest to, but excluding, the Redemption Date.

2.7.3        Early Redemption upon a Rating Event. At any time, following the occurrence of a Rating Event, the Issuer may, at its option, on giving not more than 60 days’ nor less than 10 days’ prior notice to the Holders thereof, redeem the Notes (in whole but not in part) without the consent of the Holders. The Redemption Price shall be equal to 102% of the principal amount thereof and shall be paid together with accrued and unpaid interest to, but excluding, the Redemption Date.

2.7.4        Notice of Redemption. Notwithstanding the first paragraph of Section 12.4 of the Original Indenture, notice of any redemption will be delivered at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. All notices of redemption shall state the information required by Section 12.4 of the Original Indenture. On and after any Redemption Date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any Redemption Date, the Issuer shall deposit with the Paying Agent (or the Canadian Trustee) money sufficient to pay the Redemption Price of the Notes to be redeemed on such date. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Canadian Trustee at the Issuer’s direction by such method as the Issuer and the Canadian Trustee shall designate.

2.8	Automatic Exchange

2.8.1        Automatic Exchange. Upon the occurrence of an Automatic Exchange Event (such time, the “Exchange Time”), the Notes, including accrued and unpaid interest thereon, will be exchanged automatically (the “Automatic Exchange”), without the consent of the Holders thereof, into Exchange Preferred Units. As of the Exchange Time, Holders will have the right to receive one Exchange Preferred Unit for each C$1,000 principal amount of Notes held together with the number of Exchange Preferred Units (including fractional units, if applicable) calculated by dividing the amount of accrued and unpaid interest, if any, on the Notes, by C$1,000. Such right will be automatically exercised, and the Notes shall be automatically exchanged, without the consent of the Holders of the Notes, into Exchange Preferred Units in accordance with such exchange procedures as shall be reasonably determined by the Issuer in consultation with the Canadian Trustee. At such time, all outstanding Notes shall be deemed to be immediately and automatically surrendered without need for further action by the Holders of the Notes, who shall thereupon automatically cease to be Holders thereof and all rights of each such Holder as a debtholder of the Issuer and as a beneficiary of the subordinated guarantees of the Guarantors shall automatically cease.

2.8.2        Automatic Exchange Event Notice. The Issuer shall deliver to the Canadian Trustee a written notice of the occurrence of an Automatic Exchange (the “Automatic Exchange Event Notice”) within 10 days after the occurrence of such event, which Automatic Exchange Event Notice shall be signed by any director or officer (or equivalent) of the Issuer and shall be binding on the Holders of the Notes. As soon as practicable following receipt by the Canadian Trustee from the Issuer of an Automatic Exchange Event Notice, the Canadian Trustee shall deliver notice to the Holders of Notes of the occurrence of the Automatic Exchange; provided, however, that a failure to make such delivery shall not affect, reduce or modify in any way the effectiveness of the Automatic Exchange with effect as of the Exchange Time.

Following the occurrence of an Automatic Exchange, the Issuer shall, as soon as reasonably practicable, inform the Guarantors and the Canadian Trustee by notice in writing (the “Exchange Notice”) as to the number of Notes exchanged and transferred hereby. Such Exchange Notice shall specify the number of Exchange Preferred Units (including fractional units, if applicable) required in connection with the Automatic Exchange in accordance with this Indenture and shall specify whether, to the knowledge of the Issuer, such Holders of Notes (or Persons beneficially owning Notes represented by the Holders of such Notes) are Ineligible Persons.

2.8.3        Right Not to Deliver the Exchange Preferred Units. Upon an Automatic Exchange of the Notes, the Partnership reserves the right not to issue some or all of the Exchange Preferred Units to Ineligible Persons. In such circumstances, the Partnership will hold all Exchange Preferred Units that would otherwise be delivered to Ineligible Persons, as agent for such Ineligible Persons, and will attempt to facilitate the sale of such units through a registered broker or dealer retained by the Partnership for the purpose of effecting the sale (to parties other than the Partnership, its Affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such Exchange Preferred Units. Such sales, if any, may be made at any time and any price. The Partnership will not be subject to any liability for failing to sell Exchange Preferred Units on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Partnership from the sale of any such Exchange Preferred Units will be divided among the Ineligible Persons in proportion to the number of Exchange Preferred Units that would otherwise have been delivered to them, after deducting the costs of sale and any applicable Taxes or withholding on account of Taxes, if any. The Partnership will pay the aggregate net proceeds that it receives for such Exchange Preferred Units to CDS (the “Clearing Agency”) (if the Notes are then held in the book-entry only system) or to the trustee, registrar and/or transfer agent, as applicable (in all other cases) for distribution to such Ineligible Persons in accordance with the applicable procedures of the Clearing Agency or otherwise.

As a precondition to the delivery of any certificate or other evidence of issuance representing any Exchange Preferred Units or related rights following an Automatic Exchange, the Partnership may require a Holder of Notes (and Persons holding Notes represented by such Holder of Notes) to deliver a declaration, in form and substance satisfactory to the Partnership, confirming compliance with any applicable regulatory requirements to establish that such Holder of Notes is not, and does not represent, an Ineligible Person. The Canadian Trustee and the Partnership shall be entitled to rely exclusively on the declarations of the Holders.

2.9	Deferral Right

So long as no Event of Default has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). During any Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Interest Reset Date occurring during such Deferral Period). In addition, during any Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Interest Reset Date occurring during such Deferral Period), compounded semi-annually, to the extent permitted by applicable law. There is no limit on the number of Deferral Periods that may occur. Any such deferral will not constitute an Event of Default or any other breach under the Indenture and the Notes. Deferred interest will accrue until paid (including, to the extent permitted by law, any compound interest). A Deferral Period terminates on any Interest Payment Date on which the Issuer pays all accrued and unpaid interest (including, to the extent permitted by law, any compound interest) on such date. No Deferral Period may extend beyond the Maturity Date or any Redemption Date, as applicable.

The Issuer will give the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 days and not more than 60 days before the next Interest Payment Date. After the commencement of a Deferral Period, the Issuer will give the Holders of the Notes written notice of its election to continue or terminate, as applicable, such Deferral Period, at least 10 days and not more than 60 days before each subsequent Interest Payment Date until the termination of such Deferral Period.

There shall be no limit on the number of Deferral Periods that may occur pursuant to this Section 2.9.

2.10	Form

The U.S. Trustee hereby appoints the Canadian Trustee to act as Authenticating Agent for the Notes. The Notes and the certificate of the Canadian Trustee endorsed thereon shall each be issuable initially as one or more Global Securities in minimum denominations of C$1,000 and integral multiples of C$1,000 in excess thereof and shall be substantially in the form set forth in Annex A hereto. The Depositary for Global Securities shall be CDS.

2.11	Events of Default

The Events of Default contained in the Original Indenture shall not apply to the Notes.

Solely with respect to the Notes (and not with respect to any other Securities issued or outstanding under the Indenture), for so long as any of the Notes remain outstanding, “Event of Default” for purposes of the Indenture and the Notes will mean any one of the following events:

(a)	default in the payment of any interest (including Additional Amounts thereon) when due and payable on the Notes, and continuance of such default for a period of 30 days (subject to the Issuer’s right, at its sole option, to defer interest payments as provided in Section 2.9 of this Fourth Supplemental Indenture); or

(b)	default in the payment of the principal of or any premium or Additional Amounts thereon, if any, when due and payable on the Notes.

2.12	Additional Covenants

In the event that any Successor of the Issuer or a Guarantor is formed or organized outside of the United States, Canada or Bermuda, the applicable supplemental indenture in respect of such Successor shall include a provision for (i) the payment of Additional Amounts in the form substantially similar to that described in Section 2.13, with such modifications (including to the definition of “Relevant Taxing Jurisdiction”) as the Issuer, the Partnership and such Successor reasonably determine are customary and appropriate for Canadian noteholders to address then-applicable (or potentially applicable future) taxes, duties, levies, imposts, assessments or other governmental charges imposed or levied by or on behalf of the applicable governmental authority in respect of payments made by such Successor under or with respect to the Notes, including any exceptions thereto as the Issuer, the Partnership and such Successor shall reasonably determine would be customary and appropriate for Canadian noteholders and (ii) the right of the Issuer to redeem the Notes at 100% of the aggregate principal amount thereof plus accrued interest thereon in the event that Additional Amounts become payable by such Successor in respect of the Notes as a result of any change in law or official position regarding the application or interpretation of any law that is announced or becomes effective after the date of such supplemental indenture.

The covenants contained in Article 3 of this Fourth Supplemental Indenture shall apply to the Notes in addition to the covenants contained in the Original Indenture.

2.13	Payment of Additional Amounts

All payments made by the Issuer or any Guarantor under or with respect to the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of Canada, Bermuda or of any province, territory or jurisdiction thereof or therein or by any authority or agency therein or thereof having power to tax (a “Relevant Taxing Jurisdiction”), unless the Issuer or any Guarantor (as applicable) is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Issuer or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made by it under or with respect to the Notes, the Issuer or such Guarantor (as applicable) will pay such additional amounts (hereinafter “Additional Amounts”) in respect of each such payment (excluding with respect to interest accrued since the last Interest Payment Date, other than deferred interest, in connection with a redemption of the Notes in accordance with the provisions described under Section 2.7.2 of this Fourth Supplemental Indenture) as may be necessary so that the net amount received (including Additional Amounts) by each Holder (including, as applicable, the beneficial owners in respect of any such Holder) after such withholding or deduction will not be less than the amount the Holder (including, as applicable, the beneficial owners in respect of any such Holder) would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to: (a) any payment to a Holder or beneficial owner who is liable for such Taxes in respect of such Note (i) by reason of such Holder or beneficial owner, or any other Person entitled to payments on the Note, being a Person with whom the Issuer or a Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada) (the “Tax Act”)), (ii) by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction other than the mere ownership, or receiving payments under or enforcing any rights in respect of such Note, (iii) by reason of such Holder or beneficial owner being a “specified shareholder” of the Issuer or not dealing at arm’s length with a “specified shareholder” of the Issuer as defined in subsection 18(5) of the Tax Act, or (iv) by reason of such holder or beneficial owner being a “specified entity” in respect of the Issuer or any Guarantor as defined in subsection 18.4(1) of the Tax Act; (b) any Tax that is levied or collected other than by withholding from payments on or in respect of the Notes; (c) any Note presented for payment (where presentation is required) more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holders of the Notes on or prior to such date, the date on which the full amount of such monies has been paid to the Holders of the Notes, except to the extent that the Holder or beneficial owner of the Notes would have been entitled to such Additional Amounts on presentation of the same for payment on the last day of such period of 30 days; (d) any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar Tax; (e) any Tax imposed to the extent resulting from the failure of a Holder or beneficial owner to comply with certification, identification, declaration, filing or similar reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such Holder or beneficial owner, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such Tax; (f) any (i) withholding or deduction imposed pursuant to Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, or (ii) Tax or penalty arising from the Holder’s or beneficial owner’s failure to properly comply with the Holder’s or beneficial owner’s obligations imposed under the Canada-United States Enhanced Tax Information Exchange Agreement Implementation Act (Canada) or any treaty, law or regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, including, for greater certainty, Part XVIII and Part XIX of the Tax Act; or (g) any combination of the foregoing clauses (a) to (f).

The Issuer or any Guarantor (as applicable) will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld by it to the relevant authority in accordance with applicable law. The Issuer or any Guarantor (as applicable) will furnish to the Holders of the Notes, within 30 days after the date the payment of any Taxes by it is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by it. The Issuer and the Guarantors will indemnify and hold harmless each Holder (including, as applicable, the beneficial owners in respect of any such Holder) and, upon written request, will reimburse each such Holder (including, as applicable, the beneficial owners in respect of any such Holder) for the amount of (i) any Taxes (other than any Taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) levied or imposed and paid by such Holder (including, as applicable, the beneficial owners in respect of any such Holder) as a result of payments made under or with respect to the Notes which have not been withheld or deducted and remitted by the Issuer or any Guarantor (as applicable) in accordance with applicable law, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes (other than any Taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) imposed with respect to any reimbursement under clause (i) or (ii) above in this paragraph, but excluding any such Taxes on such Holder’s (including, as applicable, the beneficial owners in respect of any such Holder’s) net income.

Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption amount, purchase price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof (and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made (if applicable)).

The obligations of the Issuer and the Guarantors under this Section 2.13 shall survive the termination of this Indenture and the payment of all amounts under or with respect to the Notes.

2.14	Defeasance

The Notes shall be defeasible pursuant to both of Section 14.2 and Section 14.3 of the Original Indenture.

In the event the Issuer exercises its defeasance option with respect to the Notes pursuant to Section 14.2 of the Original Indenture, the Issuer’s and the Guarantors’ obligations with respect to the Notes under Section 2.13 of this Fourth Supplemental Indenture shall survive.

2.15	Subordination of the Notes

2.15.1      Notes Subordinate.

The Issuer covenants and agrees, and each Holder of Notes, by the acceptance thereof, covenants and agrees, that the Notes will be direct unsecured subordinated obligations of the Issuer. The obligations of the Issuer under the Notes are hereby subordinated in right of payment to all present and future Issuer Senior Indebtedness. The payment of all principal, premium (if any), interest and Additional Amounts on the Notes shall rank senior to all obligations of the Issuer in respect of its own equity and in respect of equity (including preferred equity) that has been issued by any Guarantor (including pursuant to any guarantee by the Issuer of the existing equity obligations of any such other Person), and will rank pari passu with the 2055 Notes, the 2084 Notes, the 2081 Notes and the Issuer’s guarantee obligations in respect of the Perpetual Notes.

The Notes and the obligations of the Issuer under the Indenture will be fully and unconditionally guaranteed by each Guarantor pursuant to the Indenture, on a subordinated and joint and several basis, as to payment of principal, premium, interest and Additional Amounts (if any) and all other Obligations payable by the Issuer in respect of the Notes. All Guarantee Obligations are hereby subordinated in right of payment to all present and future Guarantor Senior Indebtedness. The Guarantee Obligations of each Guarantor shall rank senior to all obligations of such Guarantor in respect of its own equity and in respect of equity (including preferred equity) that has been issued by the Issuer or any other Guarantor (including pursuant to any guarantee by such Guarantor of the existing equity obligations of any such Person).

In the event that, notwithstanding the foregoing, any payment or distribution of any character, whether in cash, securities, or other property, shall be received by any Trustee or any Holder in contravention of the subordination provisions set out in this Fourth Supplemental Indenture, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, remaining unpaid to the extent necessary to pay all such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, in full. In the event of the failure of the Trustees or any Holder to endorse or assign any such payment, distribution, or any security or property related thereto, each holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, is irrevocably authorized to endorse or assign the same.

The provisions of this Section 2.15.1 shall not impair any rights, interests, remedies, or powers of any holder of any Issuer Senior Indebtedness or any Guarantor Senior Indebtedness.

2.15.2      No Payment When Issuer Senior Indebtedness or Guarantor Senior Indebtedness in Default.

In the event and during the continuation of any default in the payment of any Issuer Senior Indebtedness or any Guarantor Senior Indebtedness, as applicable, that is due and payable, or in the event that any event of default with respect to any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, shall have occurred and be continuing permitting the holders of such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable (or the trustee on behalf of the holders of such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable) to declare such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, due and payable prior to the date on which it would otherwise have become due and payable, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist and any such declaration and its consequences shall have been rescinded or annulled, then no payment shall be made by the Issuer or the applicable Guarantors on account of the principal of, premium (if any), interest or any other amounts on the Notes or on account of the purchase or other acquisition of the Notes.

In the event that, notwithstanding the foregoing, the Issuer or a Guarantor shall make any payment to any Trustee or Holder of any Note that is prohibited by this Section 2.15.2, and if such fact shall, at or prior to the time of such payment, have been made known to the Trustees, by a written notice delivered to a Responsible Officer of the Canadian Trustee at the Corporate Trust Office of the Canadian Trustee, by a holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, the Issuer, a Guarantor or a Holder, as applicable, then and in such event such payment shall be paid over and delivered to the Issuer or such Guarantor, as applicable.

2.15.3      Payment Permitted if No Default.

Nothing contained in this Section 2.15 (except in Section 2.15.4) or elsewhere in this Fourth Supplemental Indenture, or in any of the Notes, shall prevent the application by the Canadian Trustee or any Paying Agent of any moneys deposited with it under the Indenture to payments of the principal of, premium (if any), interest or any other amounts on the Notes if, at the time of such deposit, a Responsible Officer of the Canadian Trustee had not received at the Corporate Trust Office of the Canadian Trustee the Officers’ Certificate or written notice provided for in Section 2.15.2 of any event prohibiting the making of such payment or if, at the time of such deposit (whether or not in trust) by the Issuer with the Canadian Trustee, such payment would not have been prohibited by the provisions of this Section 2.15, and the Canadian Trustee shall not be affected by any notice to the contrary received by it on or after such date.

2.15.4      Trustee Not Charged with Knowledge of Prohibition.

Anything in this Section 2.15 or elsewhere contained in the Indenture to the contrary notwithstanding, the Trustees shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustees, and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 2.15.1 or Section 2.15.2 has happened, unless and until a Responsible Officer of the Canadian Trustee shall have received at the Corporate Trust Office of the Canadian Trustee (i) an Officers’ Certificate to that effect or (ii) notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, who shall have been certified by the Issuer or such Guarantor, as possible, or otherwise established to the reasonable satisfaction of the Canadian Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, shall be outstanding; and before the receipt of any such Officers’ Certificate or written notice, the Canadian Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Canadian Trustee shall not have received the Officers’ Certificate or the written notice provided for in this Section 2.15 at least three (3) Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Security) then, anything herein contained to the contrary notwithstanding, the Canadian Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money were received and shall not be affected by any notice to the contrary which may be received by it during or after such three (3) Business Day period.

The Issuer shall give prompt written notice to the Canadian Trustee and to the Paying Agent of any facts which would prohibit the payment of money or assets to or by the Canadian Trustee or any Paying Agent.

2.15.5      Trustee to Effectuate Subordination.

Each Holder of Notes by such Holder’s acceptance thereof authorizes and directs the Canadian Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, as provided in this Section 2.15 and appoints the Canadian Trustee its attorney-in-fact for any and all such purposes.

2.15.6      Rights of Trustees as Holder of Issuer Senior Indebtedness.

Each Trustee shall be entitled to all the rights set forth in this Section 2.15 with respect to any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, which may at the time be held by it, to the same extent as any other holder of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable. Nothing in this Section 2.15 shall deprive the Trustees of any rights as such holders.

2.15.7      Article Applicable to Paying Agents.

In case at any time any Paying Agent other than the Canadian Trustee shall have been appointed by the Issuer and be then acting under this Indenture, the term “Canadian Trustee” as used in this Section 2.15 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Section 2.15 in addition to or in place of the Canadian Trustee, provided, however, that Sections 2.15.4 and 2.15.5 shall not apply to the Issuer or any Affiliate of the Issuer if the Issuer or such Affiliate acts as Paying Agent.

2.15.8      Subordination Rights Not Impaired by Acts or Omissions of the Issuer or Holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness.

No right of any present or future holders of any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, to enforce the subordination that is provided for in this Fourth Supplemental Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Guarantor, or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer or any Guarantor with the terms, provisions, and covenants of the Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, or amend or supplement any instrument pursuant to which any Issuer Senior Indebtedness or Guarantor Senior Indebtedness is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under any Issuer Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustees and without affecting the obligations of the Issuer, any Guarantor, the Trustees, or the Holders of the Notes under this Section 2.15.

2.15.9      Trustee’s Rights to Compensation, Reimbursement of Expenses and Indemnification.

Nothing in this Section 2.15 shall apply to claims of, or payments to, the Trustees under or pursuant to Sections 6.6 or 7.10 of the Original Indenture.

2.15.10    Modification of Subordination Provisions.

Anything in this Section 2.15 or elsewhere contained in the Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Section 2.15 in a manner that would adversely affect the holders of Issuer Senior Indebtedness or Guarantor Senior Indebtedness.

2.16	Consent and Acknowledgement of the Guarantors

Pursuant to Section 3.1 of the Original Indenture, the Partnership hereby consents to the issuance of the Notes by the Issuer and each Guarantor acknowledges and confirms that its obligations with respect to the Notes constitute Guarantee Obligations.

Article 3
COVENANTS OF THE PARTNERSHIP APPLICABLE TO THE NOTES

3.1	Distribution Stopper Undertaking

Unless the Issuer has paid all interest that has been deferred or is then payable on the Notes, neither the Issuer nor the Partnership will:

(a)	declare any distributions or dividends on the Distribution Restricted Securities or pay any interest on any Parity Indebtedness (other than dividends or distributions in the form of stock or units, respectively, on the Distribution Restricted Securities);

(b)	redeem, purchase or otherwise retire any Distribution Restricted Securities or Parity Indebtedness (except (i) with respect to Distribution Restricted Securities or Parity Indebtedness, out of the net cash proceeds of a substantially concurrent issue of Distribution Restricted Securities or Parity Indebtedness, respectively, or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Distribution Restricted Securities); or

(c)	make any payment to holders of any of the Distribution Restricted Securities or any Parity Indebtedness in respect of distributions or dividends not declared or paid on such Distribution Restricted Securities or interest not paid on such Parity Indebtedness, respectively.

provided that the foregoing clauses (a) and (c) shall not apply in respect of any pro rata payment on any Parity Indebtedness which is made with a pro rata payment of any accrued and payable interest with respect to the Notes.

3.2	Issuance of Partnership Preferred Units

The Partnership covenants for the benefit of Holders of Notes that, for so long as the Notes are Outstanding, the Partnership will not create or issue any Partnership Preferred Units which, in the event of insolvency, liquidation, dissolution or winding-up of the Partnership, would rank in right of payment in priority to the Exchange Preferred Units.

Article 4
MISCELLANEOUS

4.1	Guarantors of the Notes

Brookfield Infrastructure US Holdings I Corporation, a guarantor under the Original Indenture, will not be a Guarantor in respect of the Notes, and BI LLC, which was not party to the Original Indenture, will be a Guarantor in respect of the Notes and hereby agrees to be bound by the terms of the Indenture, including Article 5 of the Original Indenture.

4.2	Ratification of Original Indenture

The Original Indenture, as amended and supplemented by this Fourth Supplemental Indenture, is in all respects ratified and confirmed, and this Fourth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

4.3	Acceptance of Trust by Trustees

The Trustees hereby accept the trusts and duties declared and provided for in, and as otherwise contemplated by, this Fourth Supplemental Indenture and hereby agree to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented and amended from time to time.

4.4	Benefits of Indenture

Nothing in this Fourth Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Authenticating Agent, any Paying Agent, any Securities Registrar and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

4.5	Governing Law

This Fourth Supplemental Indenture, the Notes and the Guarantors’ Guarantee Obligations shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Notwithstanding the preceding sentence of this Section 4.5, the exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable thereto.

4.6	Separability

In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

4.7	Counterparts

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This instrument may be executed and delivered by facsimile or other electronic transmission of a counterpart hereof bearing a manual, facsimile or other electronic signature.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year first above written.

BROOKFIELD INFRASTRUCTURE FINANCE ULC

By:	/s/ David Krant
	Name:	David Krant
	Title:	Senior Vice President and Chief Financial Officer

BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BROOKFIELD INFRASTRUCTURE L.P., by its managing general partner, BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

BIP BERMUDA HOLDINGS I LIMITED

By:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

[Signature page – Second Supplemental Indenture]

BROOKFIELD INFRASTRUCTURE HOLDINGS (CANADA) INC.

By:	/s/ David Krant
	Name:	David Krant
	Title:	Senior Vice President and Chief Financial Officer

BROOKFIELD INFRASTRUCTURE LLC

By:	/s/ Ralph Klatzkin
	Name:	Ralph Klatzkin
	Title:	Vice President

BIPC HOLDINGS INC.

By:	/s/ David Krant
	Name:	David Krant
	Title:	Senior Vice President

[Signature page – Fourth Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ Yana Nedyalkova
	Name:	Yana Nedyalkova
	Title:	Corporate Trust Officer

By:	/s/ Raji Sivalingam
	Name:	Raji Sivalingam
	Title:	Associate Trust Officer

[Signature page – Fourth Supplemental Indenture]

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

By:	/s/ Scott Little
	Name:	Scott Little
	Title:	Vice President

[Signature page – Fourth Supplemental Indenture]

ANNEX A

[Face of Note]

[Insert if the Security is a Global Security — THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS CLEARING AND DEPOSITORY SERVICES INC. (“CDS”) TO BROOKFIELD INFRASTRUCTURE FINANCE ULC (THE “CORPORATION”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO., OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.]

BROOKFIELD INFRASTRUCTURE FINANCE ULC

5.598% Fixed-to-Fixed Reset Rate Subordinated Notes Due September 1, 2055

CUSIP: 11276BAB5

ISIN: CA11276BAB59

No. ●	C$●

Brookfield Infrastructure Finance ULC, an unlimited liability company organized under the laws of Alberta, Canada (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to ●, or registered assigns, the principal sum of ● Canadian Dollars on September 1, 2055 and to pay interest thereon (i) from and including the Original Issue Date to but excluding the First Reset Date at an annual rate of 5.598% and thereafter (ii) from and including each Interest Reset Date with respect to each Interest Reset Period to but excluding the next succeeding Interest Reset Date, the Maturity Date or Redemption Date, as the case may be, at an annual rate equal to the Five Year Government of Canada Yield as of the most recent Interest Reset Determination Date, plus a spread of 2.713%, to be reset on each Interest Reset Date; provided, that the interest rate during any Interest Reset Period will not reset below 5.598% (which equals the interest rate on the Notes on the Original Issue Date), semi-annually in arrears on March 1 and September 1 in each year, commencing on September 1, 2025. Interest for an interest period that is longer or shorter than a full semi-annual interest period will be calculated on the basis of the actual number of days elapsed and a 365 or 366 day year, as applicable. Interest shall accrue from and including the Original Issue Date or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for.

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The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be each February 15 or August 15, as applicable, preceding such Interest Payment Date (whether or not a Business Day), provided that interest payable on the Maturity Date or on a Redemption Date will be paid to the person to whom principal is payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Canadian Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

So long as no Event of Default (as defined in the Indenture) has occurred and is continuing, the Issuer may elect, at its sole option, at any date other than an Interest Payment Date, to defer the interest payable on the Securities on one or more occasions for up to five consecutive years (a “Deferral Period”). During any Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Interest Reset Date occurring during such Deferral Period). In addition, during any Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Interest Reset Date occurring during such Deferral Period), compounded semi-annually, to the extent permitted by applicable law. There shall be no limit on the number of Deferral Periods that may occur. Any such deferral will not constitute an Event of Default or any other breach under the Indenture and the Securities. Deferred interest will accrue until paid (including, to the extent permitted by law, any compound interest). A Deferral Period terminates on any Interest Payment Date on which the Issuer pays all accrued and unpaid interest on such date (including, to the extent permitted by law, any compound interest). No Deferral Period may extend beyond the Maturity Date or any Redemption Date, as applicable.

This Security will be automatically exchanged into Exchange Preferred Units (as defined in the Indenture) upon an Automatic Exchange Event, in the manner, with the effect and as of the effective time contemplated in the Indenture.

The indebtedness evidenced by this Security and by all other Securities now or hereafter certified and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full of all present and future Issuer Senior Indebtedness, whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed. The Guarantors’ Guarantee Obligations rank subordinate in rank and priority of payment in full of all Guarantor Senior Indebtedness on the same basis as this Security and the obligations of the Issuer hereunder are subordinated to all Issuer Senior Indebtedness.

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Payment of the principal of (and premium, if any) and interest on this Security will be made at the Place of Payment in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debt; provided, however, that, at the option and expense of the Issuer, payment of interest may be made by (i) cheque mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall, for all purposes, have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Canadian Trustee referred to on the reverse hereof by manual, facsimile or other electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed under its corporate seal.

Dated:                  , 2025

BROOKFIELD INFRASTRUCTURE FINANCE ULC

By:
Name: David Krant
Title: Senior Vice President and Chief Financial Officer

Attest:
Name: Keir Hunt
Title: President

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[FORM OF CANADIAN TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

CANADIAN TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the Indenture referred to above.

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By: Authorized Officer

Dated:

(FORM OF REGISTRATION PANEL)

(NO WRITING HEREON EXCEPT BY THE CANADIAN TRUSTEE OR OTHER REGISTRAR)

DATE OF REGISTRY	IN WHOSE NAME REGISTERED	SIGNATURE OF CANADIAN TRUSTEE OR OTHER REGISTRAR

[Reverse of Note]

This Security is one of a duly authorized issue of securities of the Issuer (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 24, 2021 (the “Original Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of May 16, 2025 (the “Fourth Supplemental Indenture”) (the Original Indenture and the Fourth Supplemental Indenture together herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), by and among the Issuer, Brookfield Infrastructure Partners L.P., Brookfield Infrastructure L.P., BIP Bermuda Holdings I Limited, Brookfield Infrastructure Holdings (Canada) Inc., Brookfield Infrastructure LLC and BIPC Holdings Inc. (the “Guarantors”), as guarantors, and Computershare Trust Company N.A., as U.S. trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”, and together with the U.S. Trustee, the “Trustees”, which term includes any successor trustees under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantors, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to C$250,000,000, of which C$250,000,000 principal amount has been issued as of the date hereof. The Issuer may from time to time, without the consent of the holders of the Securities, create and issue further securities having the same terms and conditions in all respects as the Securities issued on the date hereof, except for the issue date, the issue price and the first payment of interest thereon. Additional securities issued in this manner will be consolidated with and will form a single series with the Securities.

The Issuer or a Guarantor (as applicable) will pay to each relevant Holder or beneficial owner certain Additional Amounts in the event of the withholding or deduction of certain Canadian or Bermudian taxes as described in the Fourth Supplemental Indenture. In addition, certain Other Additional Amounts may be payable as contemplated in Section 2.13 of the Fourth Supplemental Indenture and as described in the applicable supplemental indenture.

The Securities are redeemable at the Redemption Prices as described in the Fourth Supplemental Indenture and in any applicable supplemental indenture as contemplated in Section 2.07 of the Fourth Supplemental Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

In the event of purchase of this Security in part only, a new Security or Securities of this series and of like tenor for the unpurchased portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantors and the Trustees with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereafter or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office of the Canadian Trustee or the Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer, in form satisfactory to the Issuer and the Security Registrar, duly executed by the Holder hereof or attorney duly authorized in writing, and, thereupon, one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in initial denominations of C$1,000.00 and multiples of C$1,000.00 in excess thereof.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustees and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE SECURITIES, without regard to conflicts of laws principles thereof. Notwithstanding the preceding sentence, the exercise, performance or discharge by the Canadian Trustee of any of its rights, powers, duties or responsibilities hereunder shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable thereto.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.